Exhibit 5.2

November 12, 2014	Mary E. Abbott Direct Dial: (416) 862-4217 MAbbott@osler.com Our Matter Number: 1159765

Kinross Gold Corporation

25 York Street

17th Floor

Toronto, Ontario

Canada M5J 2V5

Ladies and Gentlemen:

We are acting as Canadian counsel to Kinross Gold Corporation (“Kinross”), Aurelian Resources Inc. (“Aurelian”) and Red Back Mining Inc. (“Red Back” and together with Aurelian, the “Canadian Guarantors”) in connection with the issuance by Kinross of $500,000,000 aggregate principal amount of 5.95% Notes due 2024 (the “New Notes”).  The New Notes are unconditionally guaranteed by the Canadian Guarantors (the “Guarantees”).

We understand that Kinross intends to offer to exchange the New Notes and the Guarantees for an equivalent principal amount of its outstanding notes, pursuant to an exchange offer registered with the United States Securities and Exchange Commission (“SEC”).

The New Notes will be issued pursuant to an indenture (the “Indenture”) dated as of August 22, 2011 among Kinross, certain subsidiaries of Kinross, including the Canadian Guarantors, as guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

A.                                    Documentation

As Canadian counsel for Kinross and the Canadian Guarantors, we have participated in the preparation of the Indenture and Guarantees.

B.                                    Jurisdiction

We are solicitors qualified to practice law in the Province of Ontario (the “Province”).  We express no opinion as to any laws or any matters governed by any laws other than the laws of the Province and the federal laws of Canada applicable therein.

C.                                    Scope of Examinations

In connection with the opinions expressed in this opinion letter, we have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary.

D.                                    Assumptions and Reliances

We have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies.

In expressing the opinion in the first sentence of paragraph 1, we have relied solely upon a certificate of status dated November 12, 2014, issued by the Ministry of Government and Consumer Services of Ontario, a copy of which has been delivered to you.

In expressing the opinion in the first sentence of paragraph 2, we have relied solely upon a certificate of compliance dated November 12, 2014, issued by Industry Canada, a copy of which has been delivered to you.

In expressing the opinion in the first sentence of paragraph 3, we have relied solely upon a certificate of compliance dated November 12, 2014, issued by Industry Canada, a copy of which has been delivered to you.

To the extent that the opinions expressed in this letter are based on factual matters, we have relied solely upon certificates of an officer of the Corporation and each Canadian Guarantor (collectively, the “Officer’s Certificates”) as to such matters.  Copies of such certificates are attached to this opinion letter.

On the basis of the foregoing and subject to the qualifications herein expressed, we are of the opinion that:

1.                                      Kinross is a corporation existing under the laws of the Province.  There are no restrictions on the power and capacity of the Corporation to own property or to carry on business.

2.                                      Aurelian is a corporation existing under the laws of Canada.  There are no restrictions on the power and capacity of Aurelian to own property or to carry on business.

3.                                      Red Back is a corporation existing under the laws of Canada.  There are no restrictions on the power and capacity of Red Back to own property or to carry on business.

4.                                      The execution and delivery of, and the performance by Kinross and the Canadian Guarantors of their respective obligations under, the Indenture, the New Notes and the Guarantees has been duly authorized by all necessary action of the Corporation and each Canadian Guarantor.

5.                                      To the extent that execution and delivery are matters governed by the laws of the Province and the federal laws of Canada applicable therein:

(a)                                 the Indenture has been duly executed and delivered by Kinross and the Canadian Guarantors;

(b)                                 when the New Notes are issued, executed and delivered by Kinross and authenticated by the Trustee pursuant to the terms and conditions of the Indenture, the New Notes will be duly issued, executed and delivered by Kinross; and

(c)                                  when the Guarantees are issued, executed and delivered by the Canadian Guarantors, the Guarantees will be, duly executed and delivered by the Canadian Guarantors.

6.                                      The execution and delivery by the Corporation and each Canadian Guarantor of, and the performance by the Corporation and each Canadian Guarantor of its obligations under the Indenture, the New Notes (in the case of Kinross) and its Guarantee (in the case of each Canadian Guarantor) would not if executed and delivered on the date hereof:

(a)                                 violate any provision of any Canadian federal or provincial law, statute, rule or regulation as presently in effect in the Province; or

(b)                                 conflict with or contravene the constating documents of Kinross or any Canadian Guarantor.

This opinion is being delivered to you for your use only in connection with the filing of a Registration Statement (the “Registration Statement”) with respect to the New Notes and the Guarantees with the SEC and may not be relied upon by any person other than you and the law firm of Sullivan & Cromwell LLP for purposes of the opinion to be delivered by such firm in connection with the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Notes and Guarantees” in the prospectus that forms part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.

Yours very truly,

/s/ OSLER, HOSKIN & HARCOURT LLP

MEA/ma